  Exhibit 10.2

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 30, 2018, by and between (a) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent under the Hercules Loan Agreement, as defined below (“Hercules”), and (b) ALLY BANK (“Ally Bank”), and ALLY FINANCIAL INC. (“Ally Financial”, and together with Ally Bank, collectively, the “Ally Parties”), as lenders under the Ally Financing Agreement, as defined below. Hercules and the Ally Parties are each sometimes referred to herein individually as a “Lender” and collectively as “Lenders”.

RECITALS

A. Hercules, RUMBLEON, INC., a Nevada corporation (“Parent”), NEXTGEN PRO, LLC, a Delaware limited liability company (“NextGen Pro”), RMBL MISSOURI, LLC, a Delaware limited liability company (“RMBL Missouri”), RMBL TEXAS, LLC, a Delaware limited liability company (“RMBL Texas”), and certain other persons from time to time party hereto (together with Parent, NextGen Pro, RMBL Missouri and RMBL Texas, individually, each, a “Borrower”, and collectively, “Borrowers”) are parties to that certain Loan and Security Agreement, dated as of April 30, 2018 (as may be amended, modified, restated, replaced, or supplemented from time to time, the “Hercules Loan Agreement”), whereby Hercules has made or will make available to Borrower a secured loan facility in the maximum principal amount of Twenty Million Dollars ($20,000,000). The facility contemplated by the Hercules Loan Agreement shall be referred to herein as the “Hercules Loan”.

B. The Ally Parties and RMBL Missouri are parties to that certain Inventory Financing and Security Agreement, dated as of February 16, 2018 (as the same has been and may be further amended, modified, restated, replaced, or supplemented from time to time pursuant to the terms herein, the “Ally Financing Agreement”), whereby the Ally Parties have agreed to make available to RMBL Missouri a secured loan facility up to an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000). The facility contemplated by the Ally Financing Agreement shall be referred to herein as the “Ally Loan”.

C. All of the obligations and indebtedness of Borrower to Hercules under the Hercules Loan Documents are secured by the Hercules Collateral and all of the obligations and indebtedness of Borrower to the Ally Parties under the Ally Financing Documents are secured by the Ally Collateral, each as defined below.

D. Hercules and the Ally Parties desire to set forth in this Agreement their respective rights and obligations with respect to the Collateral, as defined below.
AGREEMENT

The parties agree as follows:

1.
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” is any “account” as defined in the UCC, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Account Control Agreement” means any agreement entered into by and among Hercules, any Borrower and a third party bank or other institution in which any Borrower maintains a Deposit Account or Investment Account and which perfects Hercules’s first priority security interest in and/or provides rights to exercise exclusive control with respect to the subject account or accounts.

“Ally Bank” has the meaning given to such term in the preamble.

“Ally Collateral” means the property of certain Borrowers described in Exhibit B.

“Ally Credit Balance” means moneys paid by Borrower to Ally Bank pursuant to that certain Credit Balance Agreement, dated as of February 16, 2018, by and between Ally Bank and RMBL Missouri, provided that such amount shall not exceed 10% of the approved credit line under the Ally Financing Documents.

“Ally Debt Cap” means $27,500,000 (or such higher amount as permitted under the Hercules Loan Agreement as Qualified Inventory Financing (as defined in the Hercules Loan Agreement)).

“Ally Financed Vehicles” means, as of any date of determination, vehicles then held by RMBL Missouri and acquired with or held as a result of inventory financing provided pursuant to the Ally Financing Agreement, including any vehicle with respect to which the Ally Parties have made a loan or advance secured by such vehicle and which is specifically identified in written or electronic documents customarily or regularly prepared and delivered to Borrower for the purpose of identifying the vehicle as one for which the Ally Parties have given new value.

“Ally Financial” has the meaning given to such term in the preamble.

“Ally Financing Agreement” has the meaning given to such term in Recital B.

“Ally Financing Documents” means the Ally Financing Agreement, any addenda thereto, including the Addendum to Inventory Financing and Security Agreement, effective as of February 16, 2018, the Guaranty dated as of February 16, 2018, by Parent for the benefit of the Ally Parties, the General Security Agreement, dated as of February 16, 2018, among the Ally Parties and Parent, the Cross Collateral, Cross Default and Guaranty Agreement, dated as of February 16, 2018, by and among the Ally Parties, RMBL Missouri and Parent, the Credit Balance Agreement, dated as of February 16, 2018, by and between Ally Bank and RMBL Missouri, the SmartCash Agreement, dated as of February 16, 2018, by and between Ally Bank and RMBL Missouri, and all other documents entered into in connection with the Ally Financing Agreement, in each case as may be amended, modified, restated, replaced, or supplemented from time to time pursuant to the terms herein.

“Ally Loan” has the meaning given to such term in Recital B.

“Ally Parties” has the meaning given to such term in the preamble.

“Ally Priority Collateral” means, as of any date of determination, all right, title, and interest of RMBL Missouri in and to any Ally Financed Vehicle. For further clarity, if no Event of Default has occurred, Proceeds of any Ally Financed Vehicle shall cease to constitute Ally Priority Collateral upon the earlier of payment to the Ally Parties of the advance associated with such Ally Financed Vehicle or 30 days after RMBL Missouri’s sale or disposition of such Vehicle. After the occurrence of an Event of Default, provided that the Ally Parties have provided notice of such Event of Default to Hercules within 30 days of such Event of Default, Proceeds of all Collateral constituting Ally Financed Vehicles at the time that the Event of Default occurred shall constitute Ally Priority Collateral (or if notice was provided later than 30 days after such Event of Default, Collateral constituting Ally Financed Vehicles as of the date that is 30 days prior to the date the notice of Event of Default was given).

“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Borrower” and “Borrowers” have the respective meanings given to such terms in the preamble.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Claim” means, with respect to any Lender, any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of such Lender now or hereafter arising or existing under or relating to the respective Loan Documents (as applicable), whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, all reasonable attorneys’ fees and costs incurred by a Lender under, in connection with or related to its respective Loan Documents, and all prepayment or termination premiums and other fees and sums payable by Borrower to Lender under its respective Loan Documents.

“Collateral” means, as the context may require, the Hercules Collateral and/or the Ally Collateral.

“Deposit Account” means any “deposit account” of Borrower as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

 “Enforcement Action” means, with respect to any Lender and with respect to any Claim of such Lender or any item of Collateral in which such Lender has or claims a Lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Claim or Collateral. The filing by any Lender, or the joining in the filing by any Lender, of an Insolvency Proceeding against Borrower is also an Enforcement Action.

“Event of Default” means an “Event of Default”, as defined in the Hercules Loan Documents, or a “Default”, as defined in the Ally Financing Documents.

“Hercules” has the meaning given to such term in the preamble.

“Hercules Collateral” means the property of Borrower described in Exhibit A.

“Hercules Loan” has the meaning given to such term in Recital A.

“Hercules Loan Agreement” has the meaning given to such term in Recital A.

“Hercules Loan Documents” means the Hercules Loan Agreement and all of the “Loan Documents” as defined in the Hercules Loan Agreement except any warrant issued by Borrower, in each case as may be amended, modified, restated, replaced, or supplemented from time to time.

“Hercules Priority Collateral” means, as of any date of determination, all of the Hercules Collateral, other than Ally Priority Collateral as of such date.

“Insolvency Event” means any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of Borrower or the Proceeds thereof to the creditors of Borrower, or the readjustment of any of the Claims, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of any of the Claims, or the application of the property of Borrower to the payment or liquidation thereof, or upon the dissolution or other winding up of Borrower’s business, or upon the sale of all or any substantial part of Borrower’s property.

“Insolvency Proceeding” means any bankruptcy, assignment for the benefit of creditors, or reorganization of a Borrower.

“Investment Accounts” means any account holding Investment Property of a Borrower.

“Lender” or “Lenders” have the meanings given to such terms in the preamble.

“Lien” means a lien or security interest in Collateral to secure a Claim of a Lender.

“Loan” means, as the context may require, singularly the Hercules Loan, the Ally Loan, or any other extension of credit pursuant to a Loan Agreement; and “Loans” means collectively the Hercules Loan, the Ally Loan, and any other extension of credit pursuant to a Loan Agreement.

“Loan Agreement” means, as the context may require, singularly the Hercules Loan Agreement or the Ally Financing Agreement; and “Loan Agreements” means collectively, the Hercules Loan Agreement and the Ally Financing Agreement.

“Loan Documents” means, as applicable, the Hercules Loan Documents and the Ally Financing Documents.

“Non-filing Lender” has the meaning given to such term in Section 3.6.

“Option Period” has the meaning given to such term in Section 4(b).

“Parent” has the meaning given to such term in the preamble.

“Priority Collateral” means, as the context may require and as of any date of determination, the Hercules Priority Collateral or the Ally Priority Collateral.

“ Proceeds” means “proceeds,” as such term is defined in the UCC.

“Proceeds of Collection” means, collectively, the Proceeds of Collateral from any Enforcement Action taken with respect to such Collateral under the Loan Documents, or any distribution of any Borrower’s assets of any kind or character upon any dissolution or winding up or total or partial liquidation or reorganization, whether voluntary or involuntary, or adjustment or protection or relief or composition of Borrower or Borrower’s debts, or in any Insolvency Event, including without limitation, bankruptcy, insolvency, receivership, arrangement, reorganization, relief or other proceeding of any Borrower or upon an arrangement for the benefit of Borrower’s creditors or any other marshalling of Borrower’s assets and liabilities, in each case, after the occurrence and during the continuance of an Event of Default.

“Purchase” has the meaning given to such term in Section 4(b).

“Purchase Documents” has the meaning given to such term in Section 4(b).

“Purchase Notice” has the meaning given to such term in Section 4(a).

“Purchase Price” has the meaning given to such term in Section 4(b).

“RMBL Missouri” has the meaning given to such term in the preamble.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

1.2           Other Interpretive Provisions. References in this Agreement to “Recitals,” “Sections,” and “Exhibits” are to recitals, sections, and exhibits herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “include” and “including” and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive. The Recitals constitute a part of the agreement among the parties hereto.

2.
INTERCREDITOR ARRANGEMENTS

2.1 Priority of Security Interests.

(a) Notwithstanding any contrary priority established by (i) the filing dates of their respective financing statements, (ii) the recording dates of any other security perfection documents, (iii) which Lender has possession of, or control over, any of the Collateral or (iv) any statute or rule of law to the contrary, the Lenders agree that, except as otherwise provided under Section 3:

(i) As of any date of determination, the Liens of the Ally Parties in Collateral constituting Ally Priority Collateral, determined as of such date, shall be senior in rank and order of priority and enforcement to the Liens and enforcement rights of Hercules in and against such Collateral;

(ii) As of any date of determination, the Liens of Hercules in Collateral constituting Hercules Priority Collateral, determined as of such date, shall be senior in rank and order of priority and enforcement to the Liens and enforcement rights of the Ally Parties in and against such Collateral;

(iii) As of any date of determination, the Liens of the Ally Parties in Collateral constituting Hercules Priority Collateral, determined as of such date, shall be junior and subordinate in rank, priority and enforcement to the Lien and enforcement rights of Hercules in and against such Collateral;

(iv) As of any date of determination, the Liens of Hercules in Collateral constituting Ally Priority Collateral, determined as of such date, shall be junior and subordinate in rank, priority and enforcement to the Lien and enforcement rights of the Ally Parties in and against such Collateral; and

(v) The Proceeds of Collection of the Hercules Priority Collateral and the Ally Priority Collateral shall be distributed as provided in Section 3 below.

(b) The relative priorities set forth in subsection (a) above are subject to the following:

(i) No Lender shall challenge or contravene the creation, attachment, perfection or enforceability of the Lien of the other Lender in its respective Collateral. The relative priorities described in Section 2.1(a) above, shall not apply to, however, and the provisions of this Agreement shall not be effective as to, any Lien which otherwise would be prior and superior, which Lien, by reason of any act or omission to act by the Lender whose rights therein under the Agreement would be superior, is judicially determined as not to be effective, or is rendered ineffective by reason of any act or omission to act of any third party to this Agreement; provided that such determination is not made on the basis of a claim or motion advanced by or on behalf of the other Lender.

(ii) A Lender’s relative priority in the Proceeds (within the meaning of the UCC, including insurance proceeds) of an asset of a Borrower shall be determined based upon that Lender’s relative priority in the asset from which such Proceeds arose, as set forth in subsection (a) above, except as expressly provided otherwise in the defined term “Ally Priority Collateral”.

(iii) If a Lender conducts an Enforcement Action, such Lender shall provide the other Lender with copies of all demands, communications, correspondence, and pleadings which relate to such Enforcement Action and a written statement of the results of such liquidation and the distribution of the Proceeds of Collection. The Proceeds of Collection shall be distributed in accordance with Section 3 below.

2.2 Limitation on Further Loans. After the date hereof, except pursuant to the Ally Financing Agreement and subject to the Ally Debt Cap, the Ally Parties may not make loans to or otherwise extend credit to Borrower without notice to and the consent of Hercules.

2.3 Transfer of Interest in Loans. Any sale or transfer of an interest in this Agreement and the Loan Documents shall be voidable at the option of any other Lender unless the following provisions are satisfied:

(a) Consent. Each of Hercules and the Ally Parties agree that each of them will not transfer any of its interest in its Loan Documents or its Loan without first delivering a copy of this Agreement to the proposed transferee or assignee, and obtaining the acknowledgment of the proposed transferee or assignee that the transfer or assignment is subject to all of the terms of this Agreement; provided, however, each Lender may sell to any other financial entity participation interests in such Lender’s rights under this Agreement and its respective Loan Documents, provided that notwithstanding the sale of participations, such Lender shall remain solely responsible for the performance of its obligations under this Agreement and its applicable Loan Documents, and the other Lender shall continue to deal solely and directly with such Lender in connection with this Agreement and its Loan Documents unless otherwise agreed to in writing by each Lender.

(b) Assumption of Obligations. The transferee shall assume all obligations of the transferring Lender with respect to the portion of the transferor’s interest under this Agreement and the applicable Loan Documents; provided that to the extent the transferor shall not transfer the entirety and shall retain any portion of its interest in its Loan Document, the transferor shall retain its obligations under this Agreement, its Loan Agreement and its other applicable Loan Documents with respect to that portion of its interest.

2.4 Bailee for Perfection. Each Lender hereby appoints the other Lender as agent for the purposes of perfecting its Liens in and on any of its Collateral in the possession or under the control of such other Lender; provided, that, a Lender in possession or having control of any Collateral shall not have any duty or liability to protect or preserve any rights pertaining to any of the other Lender’s Collateral and, except for gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction, the non-possessing and/or non-controlling Lender hereby waives and releases the other Lender from all claims and liabilities arising pursuant to the possessing Lender’s role as bailee with respect to such Collateral, so long as the possessing and/or controlling Lender shall use the same degree of care with respect thereto as the possessing and/or controlling Lender uses for similar property pledged to the possessing and/or controlling Lender as collateral for indebtedness of others to the possessing and/or controlling Lender.

2.5 Insolvency Proceeding. In any Insolvency Proceeding, the Collateral of each Lender shall include applicable Collateral acquired by Borrower, or arising, after the commencement of the Insolvency Proceeding, and this Agreement shall continue to apply during any such Insolvency Proceeding.

3.
PAYMENTS AND REMEDIES UPON AN EVENT OF DEFAULT

3.1 Exercise of Remedies by Hercules. Notwithstanding anything to the contrary contained in this Agreement or in the Hercules Loan Agreement, upon the occurrence of an Event of Default, Hercules shall be free at all times to exercise or to refrain from exercising any and all rights and remedies it may have with respect to the Hercules Priority Collateral under the Hercules Loan Documents or under applicable law (and continue to receive regularly scheduled payments or any prepayment of the Hercules Loans pursuant to the terms therein). In no event shall Hercules take any Enforcement Action against any Collateral then constituting Ally Priority Collateral without the prior written consent of the Ally Parties, provided that with respect to Ally Priority Collateral consisting of cash Proceeds maintained in Deposit Accounts or Investment Accounts subject to an Account Control Agreement in favor of Hercules, Hercules may give notice of exclusive control with respect to such Deposit Account or Investment Account and, if required pursuant to the terms of such Account Control Agreement cause the transfer of funds or assets therefrom pending determination which portion thereof constitutes Ally Priority Collateral, provided further that amounts constituting Ally Priority Collateral shall be received by Hercules in trust for and shall be promptly paid over to the Ally Parties for application to the payments of amounts due in respect of the Claims of the Ally Parties until such Claims are paid in full, subject to the Ally Debt Cap.

3.2 Exercise of Remedies by Ally. Notwithstanding anything to the contrary contained in this Agreement or in the Ally Financing Agreement, upon the occurrence of an Event of Default, the Ally Parties shall be free at all times to exercise or to refrain from exercising any and all rights and remedies it may have with respect to the Ally Priority Collateral under the Ally Financing Documents or under applicable law (and continue to receive regularly scheduled payments or any prepayment of the Ally Loans pursuant to the terms therein). In no event shall any one of the Ally Parties take any Enforcement Action against any Collateral then constituting Hercules Priority Collateral without the prior written consent of Hercules.

3.3 Application of Proceeds of Collection of Ally Priority Collateral after an Event of Default. Notwithstanding anything to the contrary in the Loan Documents, as among the Lenders, the Proceeds of Collection of all Collateral then constituting Ally Priority Collateral, determined as of the date of the occurrence of an Event of Default, shall upon receipt by either Lender, after the occurrence and during the continuation of an Event of Default be paid to and applied as follows:

(a) First, to the payment of then outstanding reasonable out-of-pocket costs and expenses of the Ally Parties (i) expended to preserve the value of the Ally Priority Collateral, (ii) of foreclosure or suit with respect to Ally Priority Collateral, if any, and (iii) of such sale, foreclosure or suit with respect to the Ally Priority Collateral;

(b) Second, to the Ally Parties in an amount up to the Ally Debt Cap to be applied to the Claims of the Ally Parties;

(c) Third, to Hercules in an amount up to Hercules’s Claims until all such Claims are satisfied in full;

(d) Fourth, to the Ally Parties in an amount up to the Ally Parties’ Claims until all such Claims are satisfied in full; and

(e) Fifth, to Borrowers or whomsoever may be lawfully entitled to receive the same.

3.4 Application of Proceeds of Collection of Hercules Priority Collateral after an Event of Default. Notwithstanding anything to the contrary in the Loan Documents, as among the Lenders, the Proceeds of Collection of all Collateral then constituting Hercules Priority Collateral shall upon receipt by either Lender, after the occurrence of an Event of Default be paid to and applied as follows:

(a) First, to the payment of then outstanding reasonable out-of-pocket costs and expenses of Hercules’s (i) expended to preserve the value of the Hercules Priority Collateral, (ii) of foreclosure or suit with respect to Hercules Priority Collateral, if any, and (iii) of such sale, foreclosure or suit with respect to the Hercules Priority Collateral;

(b) Second, to Hercules in an amount up to Hercules’s Claims until all such Claims are satisfied in full;

(c) Third, to the Ally Parties in an amount up to the Claims of the Ally Parties until all such Claims are satisfied in full; and

(d) Fourth, to Borrowers or whomsoever may be lawfully entitled to receive the same.

3.5 Insurance. In the event of any loss affecting any Collateral, the Lender having a senior Lien in the affected Collateral under this Agreement shall, subject to Borrower’s rights under the applicable Loan Documents, have the sole and exclusive right (but not the obligation) to adjust settlement of any insurance policy applicable to such Collateral. All Proceeds of insurance applicable to the affected Collateral shall (subject to Borrower’s rights under the applicable Loan Documents) be applied in the same manner set forth in Sections 3.3 and 3.4 with respect to such Collateral itself and other Proceeds thereof.

3.6 Insolvency Events. In the event of any Insolvency Event, then, and in any such event, and subject to any subordination arrangements to which the Lenders may be subject, (a) all payments and distributions of any kind or character, whether in cash or property or securities in respect of the Lenders’ Claims shall be distributed pursuant to the provisions of Sections 2.1, 3.3 and 3.4 hereof; (b) each Lender shall promptly file a claim or claims, on the form required in such proceeding, for the full outstanding amount of such Lender’s Claim, and shall use its commercially reasonable efforts to cause said claim or claims to be approved; (c) each of the Lenders hereby irrevocably agrees that, to the extent that it fails timely to do so (a “Non-filing Lender”), the other Lender may in the name of the Non-filing Lender, or otherwise, file and prove up any and all claims of the Non-filing Lender relating to the Non-filing Lender’s Claim; (d) in the event that, notwithstanding the foregoing, but subject to the provisions of Sections 2.1, 3.3 and 3.4, any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of the amount agreed to herein, then the portion of such payment or distribution in excess of such Lender’s permitted amount shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s Claims; and (e) each of the Lenders hereby irrevocably agrees that neither Lender shall assert or otherwise approve, without the prior written consent of the other Lender, any claim, motion, objection or argument in respect of the other Lender’s Collateral in connection with any Insolvency Proceeding which could otherwise be asserted or raised in connection with such Insolvency Proceeding (including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of such Collateral), that is otherwise inconsistent with the terms of this Agreement. The Ally Parties will not object to Hercules providing debtor in possession financing, provided that such debtor in possession financing does not vary the relative priority of the Claims of the Ally Parties or adversely affect the Ally Parties’ Lien on the Ally Priority Collateral. Each Lender agrees that if an Insolvency Event occurs, such Lender will not seek relief from automatic stay with respect to the other Lender’s Priority Collateral or oppose a request by the other Lender for relief from the automatic stay with respect to the other Lender’s Priority Collateral.

3.7 Return of Payments. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is in accordance with the terms of this Agreement.

3.8 Foreclosure.

(a) Credit Bid By Lenders.  Hercules agrees that the Ally Parties shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to, or otherwise object to any such sale or other disposition of, the Ally Priority Collateral and the Ally Parties agree that Hercules shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to, or otherwise object to any such sale or other disposition of, the Hercules Priority Collateral; provided, however, that the Ally Parties shall not be deemed to have agreed to any “credit bid” by Hercules in connection with the sale or other disposition of Collateral which includes Collateral then constituting Ally Priority Collateral, and Hercules shall not be deemed to have agreed to any “credit bid” by the Ally Parties in connection with the sale or other disposition of Collateral which includes Collateral then constituting Hercules Priority Collateral.

(b) Cash Bid for Account of One Lender.  No Lender shall make or cause to be made a cash bid at any foreclosure sale or other sale of any of the Collateral without the prior written consent of the other Lender, unless the Proceeds of the amount of such bid after allocation in accordance with Section 3.3 or 3.4, as applicable, will be equal to or in excess of the amount of the other Lender’s Claims, as demonstrated by calculations satisfactory to such other Lender.  If a cash bid is made and is successful, then (i) the Proceeds of the sale shall be allocated as set forth in Section 3.3 or 3.4 as applicable, and (ii) the Lender that entered the successful bid shall acquire the Collateral so purchased for its own account, and the other Lender shall have no further interest in that Collateral upon the payment to such other Lender of the shares of the Proceeds in accordance with Section 3.3 or 3.4 as applicable.  The Proceeds allocated under the foregoing clause (i) shall be allocated between the Lenders pursuant to Sections 3.3 or 3.4 as applicable, according to the net book value (per Borrowers’ books) of their respective Priority Collateral which is a part of such Collateral (and Accounts shall be valued at face amount).

4.
PURCHASE OPTION.

(a) Purchase Option Triggers. (i) At any time after acceleration of either Loan, (ii) at any time during an Event of Default, and (iii) at any time following the commencement of an Insolvency Proceeding, Hercules shall have the right, but not obligation, upon giving written notice to the Ally Parties, to acquire from the Ally Parties all (but not less than all) of the right, title, and interest of the Ally Parties in and to the Ally Loan and the Ally Financing Documents (a “Purchase Notice”).

(b) Consummation of Purchase. Upon the Ally Parties’ receipt of the Purchase Notice, Hercules irrevocably shall be committed to acquire from the Ally Parties, and the Ally Parties irrevocably shall be committed to sell to Hercules, all (but not less than all) of the aggregate amount of the Ally Loan and the right, title, and interest of the Ally Parties in and to the Ally Financing Documents (the “Purchase”), by paying to the Ally Parties, within ten (10) Business Days (the “Option Period”) following receipt of the Purchase Notice, in immediately available funds by Federal funds wire transfer, a purchase price (the “Purchase Price”) equal to: 100% of the outstanding balance with respect to the Ally Loan due thereunder (including, without limitation, principal, interest accrued and unpaid thereon and any unpaid fees and reasonable and documented expenses to the extent earned or due and payable in accordance with the Ally Financing Documents). The Ally Parties agree to provide customary loan sale documents (the “Purchase Documents”) to effectuate the Purchase within three (3) Business Days following receipt of the Purchase Notice and shall provide copies of all of the Ally Financing Documents then in effect. Upon execution and delivery of the Purchase Documents and payment of the Purchase Price, the Ally Parties (i) shall assign and deliver to Hercules the Ally Financing Documents, with appropriate assignment and endorsement, and any Collateral in its possession, and (ii) shall execute and deliver such other documents, instruments, and agreements reasonably necessary to effect such assignment. The Purchase shall be without any representation, recourse, or warranty, except that the Ally Parties shall represent and warrant to Hercules (i) the amount of principal, interest and fees owed to the Ally Parties on the closing date of the Purchase, (ii) that none of the Ally Parties has assigned or encumbered its rights in the Ally Loan or the Ally Financing Documents, (iii) that the Ally Financing Documents, as provided by the Ally Parties are the complete and correct forms thereof, and (iv) that each of the Ally Parties owns and has the unrestricted right to transfer to Hercules all right, title, and interest with respect to the Ally Financing Documents at no expense or charge to Hercules other than payment of the Purchase Price. In the event the Ally Parties do not timely comply with the respective obligations set forth above, the Option Period shall be extended, provided that the foregoing shall not constitute a waiver by Hercules for any other remedies it may have in law or equity for failure by the Ally Parties to timely comply with their respective obligations. Upon receipt of the Purchase Notice, the Ally Parties shall cease and refrain from exercising any Enforcement Actions until the expiration of the Option Period.

5.
EXCULPATION OF AND DELEGATION BY LENDERS

5.1 Exculpation. In connection with any exercise of Enforcement Actions hereunder, no Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable as such to any other Lender for any action taken or omitted by it or them, except with respect to any violation of this Agreement or any gross negligence or willful misconduct.

5.2 Delegation of Duties. Each Lender may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties.

6.
RIGHTS IN THE WARRANTS

Notwithstanding anything to the contrary herein, no warrants issued to any Lender (or any affiliate thereof) by Borrower, the stock issuable thereunder, any equity securities purchased by any Lender (or any affiliate thereof), any amounts paid thereunder, any dividends, or any other rights in connection therewith shall be subject to the terms and conditions of this Agreement. Nothing herein shall affect any Lender’s rights (or the rights of any affiliate thereof as assignee) under any such warrants or stock to administer, manage, transfer, assign, or exercise such warrants or stock for its own account.

7.
NO RESPONSIBILITY FOR INVESTIGATION

Each of the Lenders represents that it has made, and agrees that it will continue to make its own independent investigation of the financial condition and affairs of Borrowers in connection with the making, administration and enforcement of its Loan, and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrowers. No Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any other party, or to provide any other party with any credit or other information with respect thereto, whether coming into its possession before the date hereof or any time or times thereafter, and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders by Borrowers.

8.
REPRESENTATIONS AND WARRANTIES

8.1 Due Organization and Qualification. Each Lender represents and warrants to the other parties that it is a corporation or other entity duly existing and in good standing under the laws of its state of organization and it is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on such Lender.

8.2 Authority. Each Lender represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof and that it has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

8.3 Authorization; Enforceability. Each Lender represents and warrants that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on its part, and (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such person, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

8.4 Copies of Documents. Each Lender represents and warrants that it has provided the other with true and complete copies of its Loan Documents in effect as of the date of this Agreement.

9.
NOTICES

(a) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except informal documents which may be sent by email) shall be deemed to have been validly served, given, delivered and received upon the earlier of (i) the day of hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, return receipt requested in each case, addressed to the party to be notified as follows:

If to Hercules:	Hercules Capital, Inc., as agent Attn: Chief Legal Officer and Tom Harris 400 Hamilton Ave. Suite #310 Palo Alto, CA 94301 Email: legal@herculestech.com; tharris@htgc.com
If to the Ally Parties:	Ally Bank and Ally Financial Inc. Attn: Sheldon Nicklin, Executive Risk Director 3200 Bristol Street, Suite 700 Costa Mesa, California 92626 Email: sheldon.w.nicklin@ally.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. In addition, each Lender agrees (i) to use its best efforts to notify the other Lender promptly upon receipt of any material written notice from Borrowers and (ii) at the other Lender’s request, to send a copy of any such notice to the other Lender, but neither Lender shall have any liability to the other Lender for any inadvertent failure to give such notice under clause (i) or (ii) above.

(b) Each Lender agrees to provide the other Lender with (i) copies of any notice of demand, or similar communication as and when given to a Borrower or any co-borrower or guarantor with respect to a Loan, (ii) as and when received, given, or executed, a copy of any amendment, modification, waiver (including waiver of any Event of Default), replacement or supplement of the Loan Documents, (iii) notice of any intent to sell or transfer all or any part of its right, title and interest in the Loan Documents to any third party (other than a controlled affiliate of such Lender or a successor in interest through merger) at least ten (10) Business Days prior to consummating such sale or transfer.

10.
NO BENEFIT TO THIRD PARTIES

The terms and provisions of this Agreement shall be for the sole benefit of Lenders, and their respective successors and assigns, and no other person or entity (including Borrowers) shall have any right, benefit, priority, or interest under, or because of this Agreement.

11.
CERTAIN AGREEMENTS OF THE ALLY PARTIES.

(a) The Ally Parties acknowledge and consent to (i) the Hercules Loan Documents, (ii) the grant by Borrowers of a Lien on the Hercules Collateral, and (iii) only prior to the occurrence of an Event of Default, the transfer from RMBL Missouri to Parent, in the ordinary course of Borrowers’ business, of any cash Proceeds from the sale of an Ally Financed Vehicle provided the Ally Parties have been paid in full for the outstanding balance of any advance associated with such Ally Financed Vehicle.

(b) Notwithstanding Section 12.1, the Ally Parties shall not amend the Ally Financing Documents, without prior written consent of Hercules, to (i) increase the interest rate by more than 3.0 percentage points (excluding increases resulting from (A) increases in the underlying reference rate not caused by an amendment of the Ally Financing Documents, or (B) the accrual of interest at the default rate), or (ii) increase the Ally Credit Balance required to be provided to be in excess of 10% of the approved credit line under the Ally Financing Documents.

12.
GENERAL PROVISIONS

12.1 Lenders’ Rights. Hercules, on the one hand, and the Ally Parties on the other hand, agree that each Lender may at any time, and from time to time, without the consent of the other Lender and without notice to the other Lender: (i) renew or extend any of Borrower’s indebtedness and obligations owing to such Lender or that of any other person at any time directly or indirectly liable for the payment thereof; (ii) accept partial payments of its Claims; (iii) settle, release (by operation of law or otherwise), compromise, collect or liquidate any of its Claims; (iv) release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon Collateral then constituting its Priority Collateral; (v) change, alter or vary the interest charge on, or any other terms or provisions of its Claims or any present or future instrument, document or agreement with any Borrower; and (vi) take any other action or omit to take any other action with respect to its Claims as it deems necessary or advisable in its sole discretion; subject, however, in all cases, to the specific provisions of this Agreement. Each Lender waives any right to require the other Lender to proceed first against some Collateral before proceeding against other Collateral, or to exercise certain remedies before exercising other remedies, whether under the equitable doctrine of marshalling or otherwise, but subject, in all cases, to the provisions of this Agreement.

12.2 Non-Avoidability. The subordinations and priorities specified in this Agreement are expressly conditioned upon the nonavoidability and perfection of the security interest to which another security interest is subordinated, and if the security interest to which another security interest is subordinated is not perfected or is avoidable, for any reason, then the subordinations and relative priority provided for in this Agreement shall not be effective as to the particular Collateral that is the subject of the unperfected or avoidable security interest.

12.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the Ally Parties and Hercules; provided, however, that neither this Agreement nor any rights hereunder may be assigned, transferred or participated by any of the parties hereto without being in compliance with Section 2.3, and subject to Section 4.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Entire Agreement; Construction; Amendments and Waivers.

(a) This Agreement constitutes and contains the entire agreement among the Lenders, and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(b) This Agreement is the result of negotiations between and has been reviewed by each of the Lenders executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any party. Lenders agree that they intend the literal words of this Agreement and that no parole evidence shall be necessary or appropriate to establish any of their actual intentions.

(c) Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement shall not be effective without the written consent of each Lender. Any waiver or consent with respect to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. Any amendment, modification, waiver or consent effected in accordance with this Section 12.5(c) shall be binding upon each Lender.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or other means of electronic transmission, and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Termination. This Agreement shall terminate upon the later of (a) irrevocable payment in full to each Lender of all amounts (other than unasserted amounts in connection with obligations that specifically survive termination of the applicable Loan Documents) owing to it under the applicable Loan Documents, and (b) the termination of all obligations to lend thereunder.

12.8 Reinstatement. Notwithstanding any provision of this Agreement to the contrary, the rights and obligations of the parties hereunder shall be reinstated and revived if and to the extent that for any reason any payment by or on behalf of Borrower is rescinded, or must be otherwise restored by Lenders, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. To the extent any payment is rescinded or restored, the obligations shall be revived in full force and effect without reduction or discharge for that payment.

12.9 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any obligations remain outstanding hereunder.

13.
RELATIONSHIP OF LENDERS

Lenders shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Lenders do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with Borrowers’ property, any Collateral held by any Lender or the operations of Borrowers. Each Lender shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender in connection with such matters is solely for the protection of such Lender.

14.
CHOICE OF LAW AND VENUE; AND JURY TRIAL WAIVER

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF CALIFORNIA, AND EACH OF THE LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA. TO THE EXTENT NOT PROHIBITED BY APPLICABLE STATE LAW, LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, PROCEEDING OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. If the foregoing waiver of jury trial is ineffective or unenforceable, the parties agree that all claims arising out of this Agreement and the transactions related thereto shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HERCULES CAPITAL, INC., in its capacity as administrative agent on behalf of certain lenders

By: _/s/ Zhuo Huang _______________
Name: __Zhuo Huang________________
Title: _Associate General Counsel_______

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ALLY BANK

By: _/s/ Margaret Gabriel ____________
Name: _Margaret Gabriel_____________
Title: _Authorized Representative ______

ALLY FINANCIAL INC.

By: _/s/ Margaret Gabriel ____________
Name: _Margaret Gabriel_____________
Title: _Authorized Representative ______

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

Each of the undersigned Borrowers, acknowledges and approves of the terms of this Agreement and further agrees that it shall not take any action (or fail to take any action) in contravention of the terms of this Agreement.

RUMBLEON, INC.

By: _/s/ Steven R. Berrard________
Name: __Steven R. Berrard_______
Title:__Chief Financial Officer____

RMBL MISSOURI, LLC

By: _/s/ Steven R. Berrard________
Name: __Steven R. Berrard_______
Title:__Manager________________

RMBL TEXAS, LLC

By: _/s/ Steven R. Berrard________
Name: __Steven R. Berrard_______
Title:__Manager________________

NEXTGEN PRO, LLC

By: _/s/ Steven R. Berrard________
Name: __Steven R. Berrard_______
Title:__Manager________________

Exhibit A

Hercules Collateral

All right, title and interest of each Borrower in the following:

(a) Receivables

(b) Equipment

(c) Fixtures

(d) General Intangibles

(e) Inventory

(f) Investment Property

(g) Deposit Accounts

(h) Cash

(i) Goods

and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrowers’ property in the possession or under the control of Hercules; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

For purposes of the foregoing, the following capitalized terms shall have the following meanings:

“Cash” means all cash, cash equivalents and liquid funds.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Receivables” means (i) all of each Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

To the extent not otherwise defined, capitalized terms used in this Exhibit A shall have the respective meanings given to them in the UCC.

Exhibit B

Ally Collateral

RMBL Missouri

All right title and interest of RMBL Missouri in the following: all Vehicles, including but not limited to those for which either of the Ally Parties provides Inventory Financing; other inventory; equipment; fixtures; accounts, including factory open accounts of RMBL Missouri; deposit and other accounts with banks and other financial institutions; cash and cash equivalents; general intangibles; all documents; instruments; investment property; and chattel paper.

The Ally Credit Balance, to the extent determined to be property of Borrower.

For purposes of the foregoing, the following capitalized terms have the following meanings:

“Inventory Financing” means advancing the purchase price of the Vehicles directly to the Vehicle Sellers, advancing funds to other third parties who are not Vehicle Sellers or loaning money directly to RMBL Missouri for Vehicles purchased from Vehicle Sellers by RMBL Missouri.

“Vehicle Seller” means manufacturer, distributor, dealers, auctioneer, merchant, customer, broker, seller, or other supplier.

“Vehicles” means new and used automobiles, trucks, cars, vans, chassis, buses, trailers, motor homes, recreational vehicles, towable recreational vehicles, motorcycles, all-terrain vehicles, snowmobiles, motorized carts, motor vehicles, other vehicles and/or campers (together with all accessories, accessions, additions and attachments to such vehicles).

Parent

All of the following described property in which Parent now or hereafter acquires an interest, wherever located, in whatever form: all inventory; equipment; fixtures; accounts, including factory open accounts; accounts with banks and other financial institutions; cash and cash equivalents; general intangibles; all documents; instruments; investment property; and chattel paper.